Exhibit 99.2

SCPIE Holdings Inc.

2003 Fourth-Quarter and Year-end

Investor Conference Call Remarks

March 9, 2004

Greg Harrison (following Operator introduction):

Thank you for joining us today to discuss results for SCPIE Holdings’ fourth quarter and twelve months ended December 31, 2003. This morning, the news release detailing our financial results was distributed.

Speaking on today’s call are Donald J. Zuk, SCPIE’s President and Chief Executive Officer, and Robert Tschudy, Senior Vice President and Chief Financial Officer. At the end of their prepared remarks, we will open the call to questions from those on the phone lines. If time permits, we will also answer questions submitted via our website, www.scpie.com.

Before we begin, I would like to remind you of SCPIE’s “Safe Harbor” cautions. On this call there are likely to be “forward-looking” statements that represent SCPIE’s expectations or beliefs concerning future events.

A variety of factors—including future economic, competitive and market conditions—might cause actual results to differ materially from those in the “forward-looking” statements.

These risk factors include, but are not limited to, SCPIE’s ability to attract and retain business; current market and competitive conditions; the rating of SCPIE’s financial strength by outside agencies; the concentration of business in California; SCPIE’s ability to successfully achieve rate increases; the company’s forecasting and actuarial assessment of future loss developments and reserve requirements in both the core business and the discontinued noncore business, including developments related to the company’s contingent liability for certain policyholder obligations of Highlands Insurance Company.

Specifically, I refer you to the statements made with regard to risk factors in SCPIE’s filings with the Securities and Exchange Commission.

Now, I’d like to turn the call over to Donald J. Zuk. Don…

Donald J. Zuk:

Thanks, Greg.

Needless to say, we are encouraged that we have ended the year with a positive fourth quarter. For the fourth quarter of 2003, we reported net income of $2.6 million.

Although our full year 2003 results were below our expectations, on many counts we are seeing the cumulative benefit of our actions over the last 15 months. This progress underscores our optimism about SCPIE’s ability to demonstrate continuing improvement in the year ahead.

While Bob Tschudy will go over the financial results in more detail later in the call, there are some highlights for the quarter and for the year that I would like to point out.

Our core operations improved in the fourth quarter as well for all of 2003 compared to 2002. A contributing factor to our success in the quarter was the 9.9 percent rate increase that took effect in California on October 1, 2003. We also implemented a rate increase of 34.9 percent in Delaware in June 2003.

The benefit of these increases is evident in the improvement in the loss ratio for our core business; it declined to 82.3 percent in the fourth quarter from 97.9 percent a year ago. For the year, the loss ratio on core business dropped to 88.6 percent from 91.2 percent in 2002.

We continue to concentrate on reducing noncore out-of-state and assumed reinsurance businesses – a key element of the company’s strategic plan to improve its financial strength. As we move away from noncore healthcare liability and assumed reinsurance businesses, we expect to see accelerated improvement.

In line with SCPIE’s withdrawal from noncore direct healthcare liability business, our exposure in those states continues to decline. During 2003 the number of in-force noncore policies decreased by 2,433 policies to 379 policies at year end. A significant change. Year-end outstanding claims for the related business decreased from 1,033 as of December 31, 2002 to 739 as of December 31, 2003.

In the fourth quarter of 2003, SCPIE posted an additional $7.5 million in reserves for these operations. As we indicated on the previous investor conference call, the last of our noncore healthcare liability policies expired this month – March 2004.

In addition, SCPIE began 2003 with an agreement in place to cede to GoshawK Reinsurance Limited the (Bermuda) operation substantially all of SCPIE’s future assumed reinsurance earned premiums. The effect of this treaty and our reduced noncore healthcare liability premiums written has brought our premium-to-surplus ratio to 1 to 1 at year end. Last year that ratio was 1.6 to 1.

We have also enhanced the quality of our investment portfolio, which is now comprised of more than 95 percent government and corporate bonds and cash, up from 91 percent a year ago.

Looking ahead, 2004 will be a year of continued settling of claims on our noncore medmal business and of continued diminishment of our exposure in the assumed reinsurance area. As the noncore businesses wind down, we should realize an important improvement in our reserve-to-surplus ratio.

I also want to acknowledge that our announcement today that the Board of Directors has suspended our regular quarterly cash dividend. While I certainly wish this measure wasn’t necessary, the decision further reflects the Board and management’s commitment to improving the strength of our balance sheet.

At this time, I would like to introduce Bob Tschudy, our Chief Financial Officer, who will review our financial performance in greater detail. Bob, please…

Robert Tschudy:

Thank you, Don. Our news release contains a full income statement and balance sheet, along with other financial information, so I will focus on a few areas concerning our fourth-quarter and year-end results.

For the 2003 fourth quarter, SCPIE reported a profit of $2.6 million, or $0.28 per share, compared with a net loss a year ago of $15.9 million or $1.70 per share. Included in the 2003 fourth-quarter net income is after-tax realized gains of $2.9 million, or $0.31 per share, compared with $8.8 million, or $0.94 per share, in fourth quarter 2002.

For the full year, our net loss narrowed significantly from 2002. For 2003, SCPIE’s net loss totaled $1.37 per share, compared with $4.12 in 2002. Again in 2003, as in 2002, the noncore healthcare liability and assumed reinsurance businesses contributed heavily to our losses. After-tax underwriting losses in these two areas totaled $21.1 million and $66.1 million, or losses of $2.26 and $7.09 per share, respectively.

The core business incurred a net underwriting loss of $1.6 million in the 2003 fourth quarter, significantly improved from an underwriting loss of $4.1 million in the final quarter of 2002. The fourth-quarter GAAP combined ratio for the core business improved to 105.2 percent, compared with 112.7 percent in 2002, primarily reflecting the benefit of the rate increases Don previously mentioned.

For the full 2003 year, net earned premium for the company’s core direct healthcare liability insurance business totaled $119 million, compared with $116 million for the same period a year earlier. Net written premiums for the core direct healthcare liability insurance business rose to $123 million from $117 million. This slight increase underscores the company’s underwriting restraint to keep our premium-to-statutory surplus ratio in line.

For the full 2003 year, the core business incurred an underwriting loss of $10.8 million narrowed from a loss of $12.5 million for the same period last year. The GAAP combined ratio equaled 109.1 percent, down slightly from 110.8 percent in 2002.

As we look at the annual revenue numbers, the contraction from the noncore businesses is starkly apparent.

Total revenues for 2003 were $187.0 million, compared with total revenues of $339 million in 2002. Net earned premiums for 2003 were $164 million. A year ago, SCPIE reported net earned premiums of $286 million. Net written premiums for 2003 totaled $147 million compared with net written premiums of $252 million in 2002.

As I mentioned a moment ago, premium-to-statutory surplus ratios are significant to the company, and 2003 represents an improvement in this important ratio to 1 to 1, compared with a ratio of 1.6 to 1 in 2002.

The other primary measure effecting financial strength ratios is the net reserves-to-statutory surplus ratios. At the end of 2003, this ratio was 3.8 to 1. As the noncore healthcare liability reserves and the assumed reinsurance reserves begin to come down because of payments and settlements in 2004, we believe this ratio will improve significantly.

SCPIE’s balance sheet at year end December 31, 2003, remained debt-free. Book value per share at December 31, was $21.79 compared with $24.34 at December 31, 2002.

At this point, I want to update you on Highlands Insurance Company in Texas. As we have disclosed previously, SCPIE issued cut-through endorsements to certain policyholders of Highlands, under which we are obligated to pay the claims in the event that Highlands is declared insolvent by a court of competent jurisdiction and is unable to pay.

Highlands has been paying down its claims for the last two years, and it is our understanding that Highlands will continue to pay. As of the end of 2003, net case reserves at Highlands related to policies for which cut-through endorsements were issued were $12.5 million, a $6.1-million reduction from the $18.6 million reported at the end of 2002

We also have previously reported that Highlands has been embroiled in an ongoing litigation along with other insurance companies involving contingent asbestos liabilities. A California court has rendered a judgment against Highlands, which Highlands and the other insurance companies have appealed.

Meanwhile, the State of Texas appointed the Texas Insurance Commissioner as receiver for Highlands. The receiver continues to pay Highlands claims. A petition for liquidation filed by the State of Texas has been opposed by the California plaintiff in the asbestos as litigation. Last week we learned that the parties have agreed to postpone any court hearing to no earlier than August 9, 2004. While time continues in our favor as these claims are paid down, we continue to monitor this situation quarterly.

Based on our core healthcare liability results, we believe that SCPIE is moving in the right direction. We are moving beyond negative developments in noncore operations, and the turnaround plans we have implemented to correct previous issues are producing positive results.

Don, that concludes my remarks. Back to you.

Donald J. Zuk:

Thanks, Bob.

Moving ahead for the year, we will continue to focus in four key or major areas:

1.	Maintaining leverage ratios for maximum financial strength and stability;

2.	Producing appropriately priced, quality business that meets our strict underwriting guidelines;

3.	Evaluating our claims exposures as quickly as possible to promptly resolve meritorious claims and dispute frivolous lawsuits;

4.	Creating comprehensive services that meet the evolving needs of our insureds.

Our Board of Directors, senior management and all of SCPIE’s dedicated employees understand the importance of achieving the goals of our strategic plan – for the benefit of our stockholders and, of course, our insureds.

At this point, we will open the call for questions. Operator, please explain the procedures.

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